Exhibit (n)(3)

Aldrich CPAs + Advisors LLP 5665 SW Meadows Road, #200 Lake Oswego, Oregon 97035

To Great Elm Capital Corp:

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-227605) of Great Elm Capital Corp. of our report dated March 8, 2019, relating to the balance sheet as of December 31, 2018 for PE Facility Solutions, LLC (“PEFS”) and the related statements of operations, changes in members, deficit, and cash flows for the year then ended referenced in the Registration Statement on Form N-2 filed by Great Elm Capital Corp.

Lake Oswego, Oregon

April 5, 2019